Exhibit 99.1

FOR IMMEDIATE RELEASE: October 7, 2003	PR03-11

PRE-FEASIBILITY STUDY OF CANYON RESOURCES’ McDONALD GOLD PROJECT SHOWS PROJECT
ECONOMICS AND INCREASED SIZE

     GOLDEN, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced that Chlumsky, Armbrust, & Meyer (CAM), an experienced independent engineering consulting firm, has completed a Pre-Feasibility Study and redesign of the 10.9 million ounce McDonald Gold Project as a run-of-mine (no crushing) leaching operation that projects that, at a $350/oz gold price, 6.22 million ounces of gold and 18.7 million ounces of silver could be produced over a 14-year period for total cash costs, including royalty, of $188/gold oz. Redesign of the McDonald Gold Project, near Lincoln, Montana, was conducted to integrate the results of additional metallurgical and drilling data, the changed gold price, and information obtained from public hearings on the Plan of Operations submitted in 1994, all changed conditions since the 1993 Davy International Feasibility Study. These factors were combined with the objective of producing an optimized project configuration which would result in lower capital and operating costs and an even more environmentally sensitive and secure project. The McDonald Gold Project is currently impeded from development by the anti-mining initiative, I-137, as described below.

     The McDonald gold deposit is one of three gold deposits, containing a total of 13.7 million ounces of gold, which have been discovered and drilled out by Canyon’s Seven-Up Pete Venture six miles east of Lincoln. The largest, the McDonald gold deposit, has been defined by 637 drill holes, containing 475,000 feet, over an area of approximately 8,000 feet in east-west dimension and 4,000 feet in north-south dimension. Remodeling of the extensive drill data by CAM indicates that the McDonald gold deposit contains more than 10.9 million ounces of gold and 63.7 million ounces of silver.

McDonald Gold Deposit — Mineral Inventory
(September 2003)

		Grade		Contained Ounces
		(opt)		(thousands)

Cut Off Grade	Tons
(opt gold)	(millions)	Gold	Silver	Gold	Silver

0.006	667.6	0.016	0.096	10,917	63,731
0.008	521.8	0.019	0.104	9,903	54,479
0.010	410.4	0.022	0.113	8,905	46,476
0.016	211.1	0.030	0.138	6,393	29,185
0.020	143.4	0.036	0.157	5,188	22,446
0.025	93.2	0.044	0.179	4,070	16,632
0.035	44.9	0.059	0.222	2,654	9,944
0.050	17.7	0.087	0.292	1,545	5,173
0.100	3.3	0.186	0.498	611	1,639

     The CAM Pre-Feasibility Study projects that gold and silver can be produced profitably from an open-pit mining operation with run-of-mine treatment of ore on a dedicated leach pad with in-pad solution storage, at a gold price of $350/oz. The redesign integrates the following environmental advantages over the 1993 design:

-no facilities located on the alluvial valley of the Blackfoot River

-in-pad solution storage, therefore, no open ponds

-no relocation of State Highway 200

-access road, mine buildings and facilities located out of sight and away from the highway

-waste rock piles lined for containment of any seepage

-capping of leach pads with impermeable synthetic liner

     The Pre-Feasibility Study projects (at a $350/oz gold price) that approximately 9.23 million ounces of gold and 56.5 million ounces of silver would be mined with the production of approximately 6.22 million ounces of gold and 18.7 million ounces of silver over a 14-year period. Under this design, 536.6 million tons of run-of-mine ore, with an average grade of 0.0172 opt gold and 0.105 opt silver, would be loaded directly on leach pads. Production of approximately 445,000 ounces of gold and 1.33 million ounces of silver per year is projected on average over the 14-year mine life. Total waste tonnage over the mine life is estimated at 590.9 million tons, or a 1.1:1 strip ratio.

     The redesigned mine plan anticipates self mining, no crushing, and the use of large (56 cubic yard) electric shovels and 300 ton haul trucks to mine rock on 40-foot benches. Total cash costs, including royalty and severance and local taxes, for the $350/oz gold price mine plan, are estimated at $188/gold ounce. Total costs, including initial and sustaining capital and reclamation costs, are estimated at $248/gold ounce. On a non-financed basis, the initial capital for mine startup is expected to be $272 million, which includes $110 million for mining equipment, $87 million for pre-stripping and working capital, and a $10 million purchase payment. CAM and the Company are investigating ways to reduce the initial capital requirement significantly by means of contract mining or leasing of mining equipment.

     The McDonald Gold Project is currently impeded from development by the anti-mining initiative, I-137, enacted in November 1998, which bans development of new gold and silver mines which use open-pit mining and cyanide in the treatment and recovery process in the State of Montana. The Company and its Seven-Up Pete Venture (SUPV) have filed suits in both federal and state court seeking to have I-137 overturned or, alternatively, seeking to obtain a “takings” or damage award for the lost value of the Seven-Up Pete Venture properties, which include the McDonald, Seven-Up Pete, and Keep Cool gold deposits, and seeking confirmation of validity of the Venture’s State leases. The SUPV has evaluated all alternative existing technologies for development of these deposits within the constraints of I-137, and has found that the only economic way for their development is to utilize the technologies banned by I-137. The CAM Pre-Feasibility Study and redesign was conducted so that the SUPV would be prepared to resume permitting of the modified design of the McDonald Gold Project should the I-137 impediment be removed through the courts or other means.

     The Montana State District Court’s adverse ruling of the SUPV’s lawsuit was appealed to the Montana Supreme Court in January 2003. Oral arguments are scheduled for October 28, 2003, with a judicial ruling possible during the first half of 2004.

     A poll of Montana voters conducted earlier in 2003 indicates that a substantial majority of voters support changing or repeal of I-137 to allow environmentally safe mining operations used worldwide but now banned by I-137. Consequently, the Company, in alliance with a broad coalition of business, labor, and other citizen groups in the State, are planning to place a repeal of I-137 on the ballot for citizen vote at the general election of November 2004.

     “Upon favorable resolution of I-137, Canyon Resources and the Seven-Up Pete Venture plan to pursue permitting and development of the McDonald Gold Project with the environmentally sensitive modified design so that its shareholders and the residents of Montana can achieve the substantial economic benefits from this world-class gold deposit,” said Richard De Voto, President.

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, CONTACT:
Richard H. De Voto, President — (303) 278-8464